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                                       FOR:     YALE INTERNATIONAL, INC.

                              CONTACT:          Donald C. Roof
                                                Senior Vice President and
                                                Chief Financial Officer
                                                (704) 367-4220

FOR IMMEDIATE RELEASE


                       YALE AMENDS STOCKHOLDER RIGHTS PLAN

CHARLOTTE, NC (July 24, 1996) -- Yale International, Inc. (Nasdaq: YALE) today announced that its Board of Directors has amended its Stockholder Rights Plan, effective immediately. The Plan, as amended, provides that the rights under the Plan will expire upon consummation of an all cash tender offer for the Company's stock if, among other requirements which previously were in effect, the offer is consummated no earlier than 90 days after it is commenced.
          "This amendment provides the Board of Directors adequate time to review the proposal announced last week by American Enterprises and to explore all options available to the Company," Gary L. Tessitore, President and CEO of Yale, said. "It will assist us in our desire to act in the best interests of our shareholders."
         Yale International, Inc. (formally Spreckels Industries, Inc.), manufactures and distributes a diversified line of material handling and industrial component products, including chain and wire rope hoists, actuators, scissor-lifts and rotating unions. Principal brand names are Yale, Duff- Norton, Coffing, Little Mule and American Lifts. The Company operates under the name Yale International, although its legal identity will remain Spreckels Industries, Inc. until shareholder approval is received at the next annual shareholders' meeting.

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                                                                    EXHIBIT 99.3